SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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Date of report (Date of earliest event reported):  December 23, 1999

                          SIGNAL TECHNOLOGY CORPORATION
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               (Exact Name of Registrant as Specified in Charter)

         DELAWARE                    000-21770                  04-2758268
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(State or Other Jurisdiction        (Commission              (I.R.S. Employer
of Incorporation)                   File Number)             Identification No.)

222 Rosewood Drive, Danvers, MA                                    01923
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(Address of Principal Executive Offices)                        (Zip Code)

Registrant's telephone number, including area code: (978) 774-2281

                                    - more -
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Item 2.  Acquisition or Disposition of Assets.

         (a) On December 23, 1999, the registrant purchased substantially all of the assets of Advanced Frequency Products LLC, a Massachusetts limited liability company (the "Seller"), for $7,515,000 in cash, which amount is to be adjusted for net working capital on that date. These assets included all of the tangible and intangible assets of the Seller used or usable in the Seller's business of manufacturing high-frequency millimeter wave and microwave transceivers for the broadband wireless communications infrastructure marketplace. The parties had entered into an Asset Acquisition Agreement, dated as of December 16, 1999, pursuant to which the registrant agreed to purchase such assets subject to the receipt of various consents and other conditions precedent. The amount of the consideration to be paid was negotiated at that time, subject to increase or decrease, depending upon certain circumstances existing at the time of the closing.

         The Seller is a privately held company and there is no relationship between the Seller and any of its affiliates, and the registrant or any of its affiliates, any director or officer of the registrant, or any associate of any such director or officer.

         The source of the funds used to make the acquisition was both cash on hand and the registrant's Second Amended and Restated Credit Agreement, originally dated as of September 30, 1993, with Fleet Bank, N.A., formerly known as BankBoston, N.A. and the First National Bank of Boston, and amended and restated most recently by Amendment No. 6, dated as of October 20, 1998.

         (b) All of the assets acquired were used in the Seller's business. The registrant intends to use the assets for the continued provision of high-frequency millimeter wave and microwave transceivers for the broadband wireless communications infrastructure marketplace.

Item 7.  Financial Statements, Pro Forma Financial Information and
         Exhibits.

(c)      Exhibits.

None.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     SIGNAL TECHNOLOGY CORPORATION

                                     By:      \s\ Robert Nelsen
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                                          Robert Nelsen
                                          Title:  Chief Financial Officer

Date:  January 5, 2000